FOR IMMEDIATE RELEASE

ROADRUNNER TRANSPORTATION SYSTEMS ANNOUNCES
ACQUISITION OF CENTRAL CAL TRANSPORTATION

Cudahy, WI - November 5, 2012 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS) announced today that it has acquired all of the outstanding stock of Central Cal Transportation (“Central Cal”), a provider of intermodal transportation and related services from the Northern California region. Central Cal transports primarily nuts, wine and retail import products. The purchase price was approximately $4 million plus an earnout. The acquisition was financed with borrowings under Roadrunner's credit facility.

Mark DiBlasi, President and CEO of Roadrunner, said, “The Central Cal acquisition substantially enhances the scale and critical mass of our drayage operations in the West Coast region. In addition, the seasonality of Central Cal's freight mix complements our existing intermodal business, which we believe will enhance our driver utilization and retention. We look forward to supporting and expanding Central Cal's strong customer relationships and service record as we pursue continued growth in the business.”

During calendar year 2011, Central Cal generated approximately $19 million in revenues. Central Cal is expected to be accretive to Roadrunner's earnings in 2013.

About Roadrunner Transportation Systems, Inc.

Roadrunner is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload and logistics, transportation management solutions, intermodal solutions, and domestic and international air. For more information, please visit Roadrunner's website, www.rrts.com.

Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance, including statements regarding the impact of the Central Cal acquisition on the scale and critical mass of Roadrunner's drayage operations in the West Coast region, the impact of the Central Cal acquisition on Roadrunner's driver utilization and retention, the growth of Central Cal's business, and Roadrunner's expectation that Central Cal will be accretive to Roadrunner's earnings in 2013. These statements reflect Roadrunner's current expectations, and Roadrunner does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Roadrunner's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the integration of acquired companies, competition in the transportation industry, the impact of the current economic environment, Roadrunner's dependence upon purchased power, the unpredictability of and potential fluctuation in the price and availability of fuel, the effects of governmental and environmental regulations, insurance in excess of prior experience levels, and other "Risk Factors" set forth in Roadrunner's most recent SEC filings.

Contact

Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648

Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0217
ir@rrts.com

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